Exhibit 8.1
March 22, 2010
A. Schulman, Inc.
3550 West Market Street
Akron, Ohio 44333
Ladies and Gentlemen:
     We have acted as counsel to A. Schulman, Inc., a Delaware corporation (“Parent”), in connection with the proposed merger (the “Merger”) of ICO, Inc., a Texas corporation (the “Company”), with and into Wildcat Spider, LLC, a Texas limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of December 2, 2009, by and among Parent, Merger Sub, and the Company (the “Merger Agreement”). We are issuing this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus of Parent and the Company related to the Merger, filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger.
     For purposes of rendering our opinion, we have reviewed and are relying upon the Merger Agreement, the Registration Statement and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, none of which will be waived, and (ii) the statements concerning the Merger and the representations set forth in the Merger Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective time of the Merger. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.
     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.
     Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences”, subject to the limitations, qualifications and assumptions set forth therein, constitutes our opinion in so far as it constitutes statements of United States federal income tax law or legal conclusions.

     We express no opinion as to any laws other than the federal income tax laws of the United States of America, and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.
     This letter is furnished to you for use in connection with the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.1 to the Registration Statement and any amendment to the Registration Statement, and to the reference to our Firm under the captions “Material United States Federal Income Tax Consequences,” “Conditions to Completion of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Jones Day